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                     January 3, 2023

       Jonathan Neill
       Interim Chief Executive Officer
       Emerging Markets Horizon Corp.
       8th Floor, Berkeley Square House, Berkeley Square
       London, United Kingdom W1J 6DB

                                                        Re: Emerging Markets
Horizon Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed September 12,
2022
                                                            File No. 001-41136

       Dear Jonathan Neill :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction